Exhibit 99.1

InSite Vision Reports First Quarter 2015 Financial Results

Alameda, Calif., May 12, 2015 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended March 31, 2015. Revenues for the quarter ended March 31, 2015 were $3.4 million compared to $1.2 million for the same period in 2014; increase in revenues was due to a $3.0 million upfront license payment. Net loss for the quarter ended March 31, 2015 was $0.8 million, or $0.01 per share, compared to a net loss of $4.7 million, or $0.04 per share, in 2014. As of March 31, 2015, cash and cash equivalents totaled $1.1 million.

“In the first quarter of 2015, we finalized our New Drug Application for submission to the FDA for the marketing approval of BromSite, and entered into a licensing agreement with Nicox, S.A. for the development and commercialization of several of our products in Europe, the Middle East and Africa. At the same time, we have been carefully managing the company’s resources as we plan for future product development and strategic opportunities to leverage our assets,” said Timothy Ruane, InSite’s Chief Executive Officer.

Recent Business Highlights

•	InSite finalized a New Drug Application (NDA) for submission to the U.S. Food and Drug Administration (FDA) for marketing approval of BromSite™ (bromfenac 0.075% in DuraSite®) to treat post-operative inflammation and prevent eye pain following cataract surgery. In addition to demonstrating significant efficacy, the results of InSite’s clinical studies support the ability of BromSite to provide superior tissue penetration of drug into the eye with a convenient twice-daily dosing. InSite is ready to file the NDA with the FDA, contingent upon raising additional financing to pay the FDA filing fee of approximately $2.2 million, or as a result of execution of a strategic opportunity.

•	In January 2015, InSite entered into a license agreement with Nicox S.A., a France-based publicly traded company, for the development and commercialization of AzaSite® (1% azithromycin), AzaSite Xtra™ (2% azithromycin) and BromSite (0.075% bromfenac) in Europe, Middle East and Africa (105 total countries). Under the terms of the license, InSite received an upfront payment of $3.0 million and could potentially receive $13.75 million in milestone payments. InSite would also receive tiered, mid-single digit to double-digit royalties on the net sales of these three products. Nicox can request up to twelve full-time equivalent (FTE) employees from InSite to assist primarily with regulatory activities in the European Union. Nicox has agreed to reimburse InSite for the use of its employees. Should the twelve FTE employees be needed for a full year, the reimbursement amount payable to InSite would be approximately $3.6 million.

•	In February 2015, InSite, Akorn and Pfizer entered into a settlement agreement to dismiss a patent infringement lawsuit against Mylan concerning Mylan’s Abbreviated New Drug Application seeking to launch generic versions of AzaSite with the FDA. Due to the settlement, under the terms of the license agreement with Akorn (Akorn License) effective March 2015, the royalty rate on sales of AzaSite in North America increased from 8% to 9%.

•	In April 2015, InSite sold an additional aggregate principal amount of $2.6 million in 12% Senior Secured Notes and issued warrants to purchase 3,464,456 shares of common stock at an exercise price of $0.18 per share, pursuant to a Securities Purchase Agreement the company entered into in 2014. The company has now fully drawn down all available amounts under the Securities Purchase Agreement.

•	On April 19, 2015, the U.S. Court of Appeals Federal district affirmed the New Jersey Court’s ruling in InSite’s favor. In May 2011, InSite Vision, Pfizer and Inspire Pharmaceutical filed a lawsuit against Sandoz for patent infringement of the patents covering AzaSite due to Sandoz filing an ANDA for AzaSite. In October 2013, the U.S. District Court of New Jersey ruled in our favor that all patents covering AzaSite were valid. Sandoz appealed the decision to the U.S. Court of Appeals Federal District. This decision should end the litigation.

•	In March 2015, InSite Vision received a Notice of Allowance from the U.S. Patent and Trademark Office on a utility patent application for AzaSite Xtra™, a 2% solution of azithromycin formulated in DuraSite for ophthalmic indications. This will extend the patent protection of AzaSite Xtra to 2033.

First Quarter 2015 Results Summary

Total revenues for the quarter ended March 31, 2015 were $3.4 million compared to $1.2 million for the same period in 2014. For the quarters ended March 31, 2015 and 2014, revenues included $0.4 million and $1.2 million, respectively, of AzaSite royalties. Royalties on AzaSite declined by 69% compared to 2014 due to a 7% decline in AzaSite net sales and a reduction of the royalty rate from 25% to 8%-9%, in connection with the amendment of the Akorn License effective on April 1, 2014. In January 2015, we entered into a license agreement with Nicox and received an upfront payment of $3.0 million.

Research and development (R&D) expenses for the quarter ended March 31, 2015 were $2.1 million compared to $2.5 million in 2014. In 2015, R&D expenses primarily related to costs to finalize the NDA for BromSite, which was completed in February 2015. The company is ready to file the NDA with the FDA, contingent on raising additional financing to pay the FDA filing fee, which is approximately $2.2 million. In 2014, R&D expenses primarily related to the finalization of the second BromSite Phase 3 clinical trial and preparations of the BromSite NDA.

General and administrative (G&A) expenses for the quarters ended March 31, 2015 and 2014 were $1.6 million and $1.9 million, respectively. In 2014, G&A expenses were higher due to legal expenses from our ongoing partnering efforts.

Interest expense and other, net, was $0.6 million for the quarter ended March 31, 2015 compared to $1.8 million in 2014. Interest expense decreased in 2015 as a result of the repurchase and cancellation of the AzaSite Notes in June 2014. In 2015, interest expense was primarily related to the issuance of the Notes pursuant to the Purchase Agreement in the fourth quarter of 2014.

Net loss for the quarter ended March 31, 2015 was $0.8 million, or $0.01 per share, compared to a net loss of $4.7 million, or $0.04 per share in 2014. Net loss was lower for the quarter ended March 31, 2015 primarily due to the upfront license payment from Nicox, lower interest expense due to the cancellation of the AzaSite Notes and higher legal and R&D expenses incurred in 2014.

As of March 31, 2015, InSite had cash and cash equivalents of $1.1 million. Total cash usage in the first quarter of 2015 was $0.6 million. InSite expects that the cash and cash equivalents balance, anticipated cash flows from operations and existing borrowings under our debt agreements will only be adequate to fund operations into July 2015. Additional funding is being sought through strategic transactions, collaborative or other partnering arrangements, equity financing, and from other sources.

Conference Call Cancelled

The previously announced conference call to discuss first quarter 2015 financial results has been cancelled.

Today’s press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K, and posted to our web site.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite® 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn Inc.; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is advancing AzaSite Plus™, a novel ophthalmic therapeutics through Phase 3 clinical studies for the treatment of eye infections. The company is preparing two NDAs for commercial approval by the U.S. Food & Drug Administration (FDA): BromSite for the treatment of inflammation and prevention of pain associated with cataract surgery, which is ready for FDA submission; and DexaSite™ for the treatment of blepharitis. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the length of time that InSite’s cash is expected to fund its operations; InSite’s plans and expectations with respect to raising additional funds to fund its operations or entering into other strategic transactions; the status of InSite’s clinical trials; the expected timing of filing NDAs with the FDA for BromSite and DexaSite; InSite’s plans with respect to AzaSite Plus and DexaSite; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; the expected duration of certain of InSite’s patents; and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to raise additional funding in sufficient amounts and on acceptable terms to continue its operations beyond July 2015; InSite’s ability to enter into other strategic transactions; that InSite may not be successful in filing NDAs for BromSite and DexaSite with the FDA on its anticipated schedule or at all, either due to its limited financial resources or otherwise; Delays in the FDA approving the BromSite or DexaSite NDA, which could delay the Company’s ability to market either product; InSite’s Phase 3 clinical trials may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; it may take longer than expected to announce the results of such trials; that the FDA, European regulatory bodies or other regulatory bodies, may not agree with InSite’s proposed pathway for the future development or regulatory approval of its products, including BromSite, DexaSite or AzaSite Plus; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Akorn and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Akorn; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to develop products incorporating its DuraSite 2 technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, such information speaks only as of the date of its release and InSite undertakes no obligation to update the information set forth in such forward-looking statements. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau

Chief Financial Officer

510-747-1220

mail@insite.com

Media and Investor Inquiries

BCC Partners

Susan Pietropaolo

845-638-6290; 201-923-2049 (cell)

Karen L. Bergman

650-575-1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, AzaSite Xtra™, BromDex™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

Besivance® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2015 and 2014

(in thousands, except per share amounts; unaudited)

	Three months ended
	March 31,
	2015	2014
Revenues	$3,376	$1,153

Expenses:
Research and development	2,104	2,547
General and administrative	1,638	1,940
Cost of revenues, principally royalties to third parties	131	138

Total expenses	3,873	4,625

Loss from operations	(497)	(3,472)
Interest expense and other, net	(563)	(1,787)
Change in fair value of warrant liability	232	580

Net loss	$(828)	$(4,679)

Net loss per share:
Basic	$(0.01)	$(0.04)

Diluted	$(0.01)	$(0.04)

Weighted average shares used in per-share calculation:
Basic	131,951	131,951

Diluted	131,951	131,951

Condensed Consolidated Balance Sheets

At March 31, 2015 and December 31, 2014

(in thousands; unaudited)

	March 31,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$1,050	$1,656
Receivables, prepaid expenses and other current assets	635	385
Property and equipment, net	1,518	1,597
Debt issuance costs, net	895	1,267

Total assets	$4,098	$4,905

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$3,770	$3,818
Warrant liability	959	1,191
Accrued interest	241	85
Secured notes payable	5,199	5,199
Deferred revenue	1,000	1,000
Lease incentive	1,068	1,114
Stockholders’ deficit	(8,139)	(7,502)

Total liabilities and stockholders’ deficit	$4,098	$4,905